EXHIBIT 10.1

February 09, 2005 07:58 AM US Eastern Time zone

PowerLinx Board Elects New Chairman, Engages Independent Management Consultant

ST. PETERSBURG, Fla.--(BUSINESS WIRE)--Feb. 9, 2005--PowerLinx, Inc. (OTCBB:
PWLX) announced today that a Board of Directors meeting was held on February 4, 2005. The Board of Directors accepted the resignation of Chairman George S. Bernardich III, and elected James Williams to succeed him as Chairman of the Board. Mr. Bernardich continues to serve on the Board of Directors and its committees. Mr. Williams has served on the PowerLinx Board of Directors since December 1, 2003, and also chairs the Executive Committee for the Board. Currently the President and CEO of Gold Toe Brands, Inc., headquartered in Burlington, North Carolina, Mr. Williams also serves on the Board of Cluett American Group. He is a past Chairman of the Board of Maidenform Worldwide, and previously served on the Boards of Bibb Corporation, Esprit de Corp., and Ithaca Corporation.

Mr. Bernardich stated, "We are pleased Mr. Williams, a seasoned executive, who has been involved in the reorganization and growth of several companies, has agreed to serve as our chairman. PowerLinx, with its expanding and diverse product offerings, as well as opportunities for growth, will benefit from Mr. Williams' experience."

The Board of Directors also retained Mark Meagher, an independent management consultant, to review the Company's operational focus, allocation of financial and staffing resources, and organizational structure. The Board of Directors expects to receive his recommendations within 45-60 days.

Mr. Meagher is the former President and Chief Operating Officer of the Washington Post Company, where he also served as chief financial officer. He has been COO and CFO of FutureSource/Bridge, CFO and a Board member of On2 Technologies, and Chairman of Financial World Magazine.

The Company also announced that, pending their receipt and review of the recommendations of Mr. Meagher, they have limited the executive authority of CEO George Bernardich and that of President-COO Michael Ambler. During this time, their actions will require the additional approval of both the CFO and the Chairman of the Audit Committee of the Board.

The company explained that these actions were taken to address the Board's concern regarding expenditures and managing growth properly.

In an update to its release of January 26, 2005 regarding its contract with Universal General Corporation, the Company announced it has yet to receive payment for the units shipped to UGC in the fourth quarter of 2004. PowerLinx, Inc. has sent a demand for payment and will pursue its rights pursuant to the contract.


About PowerLinx, Inc.: PowerLinx, Inc. (www.power-linx.com) develops, manufactures, and markets, among other devices, products and applications developed to transmit voice, video, audio and data either individually or any and all combinations over the power lines, twisted pair wires and coax in AC and DC power environments, on any and all power grids. The Company has also developed, manufactured, and marketed different kinds of underwater video cameras, lights and accessories for the marine, commercial and consumer retail markets.

This press release may contain "forward-looking statements" that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as "believe," "estimate," "project," "expect," "intend," "may," "anticipate," "plans," "seeks," and similar expressions identify forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or result, and undue reliance should not be placed on these statements. These risks and uncertainties may include: the adoption of our new products by customers; our ability to identify, develop, and commercialize new applications for our products; the ability to manage our anticipated growth; scaling-up our manufacturing capabilities; protecting our intellectual property; and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings). PowerLinx, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

PowerLinx, Inc., St. Petersburg
Douglas Bauer, 727-866-7440
investor@power-linx.com
www.power-linx.com